EXHIBIT 99.1

Superior Uniform Group Announces Third Quarter Operating Results

  Net Sales Increase 12.6%
  Net Earnings Increase 37.0%

SEMINOLE, Fla., Oct. 19, 2011 (GLOBE NEWSWIRE) -- Superior Uniform Group, Inc. (Nasdaq:SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the third quarter ended September 30, 2011, net sales were $30,731,000 compared with 2010 third quarter net sales of $27,301,000. Net earnings were $1,880,000 or $.31 per common share (diluted), compared with net earnings of $1,372,000 or $.23 per common share (diluted) in the 2010 third quarter.

For the nine months ended September 30, 2011, net sales were $85,135,000, compared with net sales of $79,910,000 in the nine months ended September 30, 2010. Net earnings for the nine months ended September 30, 2011 were $3,411,000 or $.56 per share (diluted), versus earnings of $2,863,000 or $.48 per share (diluted) in the first nine months of 2010.

Michael Benstock, Chief Executive Officer, commented: "We are very pleased to report an increase of 37.0% in our net earnings and 12.6% in our net sales for the third quarter of 2011. Gains in our core business resulted from increased net unit sales in the current quarter as well as higher average selling prices.   After reaching record highs earlier in the year, raw material prices have begun declining in recent months. The impact of these decreases will not be realized in our inventories for at least three to six months. As a consequence of the higher pricing of raw materials during the shortages earlier this year, our margins for our core business were down in the current quarter and we expect that they will continue to be pressured for the next several quarters as we work through this higher priced inventory.

Our strong earnings results for the current quarter are attributed to the significant increases in net sales and our continued strong cost control measures. Additionally, as we previously announced, we launched our new division, everyBODY media™ during the first quarter. Our operating results for the third quarter of 2011 include approximately $320,000 of expenses associated with this new venture. We have received very favorable responses from the market relative to our efforts to validate the concept and expect to begin seeing revenues from this division late this year.

"We continue to show significant growth in our remote staffing business, The Office Gurus®. Net sales for the third quarter of 2011 were $919,000, compared to $267,000 in the prior year third quarter. We expect this vertical to continue to grow substantially going forward. Our financial position remains very strong and continues to provide us with the ability to invest in new ventures such as everyBODY media™ and The Office Gurus®, as well as to continue to explore strategic acquisitions."

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc. (Nasdaq:SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide.  Leaders in innovative uniform program design, global manufacturing and state-of-the-art distribution, Superior Uniform Group helps companies achieve a professional appearance and communicate their brands—particularly those in the healthcare, hospitality, food service, retail and private security industries. The company's commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers' diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Superior Uniform Group is the parent company to The Office Gurus® and everyBODY media™.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company's SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

THREE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2011	2010

Net sales	$ 30,731,000	$ 27,301,000

Costs and expenses:
Cost of goods sold	19,535,000	17,357,000
Selling and administrative expenses	8,587,000	7,954,000
Interest expense	9,000	8,000
	28,131,000	25,319,000

Earnings before taxes on income	2,600,000	1,982,000
Income tax expense	720,000	610,000

Net earnings	$ 1,880,000	$ 1,372,000

Per Share Data:
Basic:
Net earnings	$ 0.31	$ 0.23

Diluted:
Net earnings	$ 0.31	$ 0.23

Cash dividends per common share	$ 0.135	$ 0.135

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

NINE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2011	2010

Net sales	$ 85,135,000	$ 79,910,000

Costs and expenses:
Cost of goods sold	54,160,000	51,651,000
Selling and administrative expenses	25,983,000	23,920,000
Interest expense	21,000	16,000
	80,164,000	75,587,000

Earnings before taxes on income	4,971,000	4,323,000
Income tax expense	1,560,000	1,460,000

Net earnings	$ 3,411,000	$ 2,863,000

Per Share Data:
Basic:
Net earnings	$ 0.57	$ 0.49

Diluted:
Net earnings	$ 0.56	$ 0.48

Cash dividends per common share	$ 0.405	$ 0.405

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30,
ASSETS
(Unaudited)

	2011	2010

CURRENT ASSETS:
Cash and cash equivalents	$ 2,305,000	$ 10,354,000
Accounts receivable - trade	19,301,000	15,394,000
Accounts receivable - other	3,136,000	1,687,000
Prepaid expenses and other current assets	2,910,000	2,285,000
Inventories	39,108,000	30,929,000

TOTAL CURRENT ASSETS	66,760,000	60,649,000

PROPERTY, PLANT AND EQUIPMENT, NET	8,788,000	9,817,000
OTHER INTANGIBLE ASSETS	2,990,000	1,007,000
DEFERRED INCOME TAXES	2,070,000	1,910,000
OTHER ASSETS	122,000	192,000
	$ 80,730,000	$ 73,575,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 7,171,000	$ 5,777,000
Other current liabilities	4,361,000	3,297,000

TOTAL CURRENT LIABILITIES	11,532,000	9,074,000

LONG-TERM DEBT	800,000	--
LONG-TERM PENSION LIABILITY	3,623,000	2,550,000
OTHER LONG-TERM LIABILITIES	700,000	700,000
SHAREHOLDERS' EQUITY	64,075,000	61,251,000

	$ 80,730,000	$ 73,575,000
CONTACT: Superior Uniform Group, Inc.
         Andrew D. Demott, Jr., CFO
         (727) 803-7135